Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Churchill Capital Corp. X and ColdQuanta, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of the Post-Closing Company (as defined in the Registration Statement) upon the consummation of the business combination as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Dawn Meyerriecks
Name: Dawn Meyerriecks
Date: January 5, 2026